Exhibit 10.15

INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement (“Agreement”) is made and effective as of June 1,2010 by and between Dennis W. Townley (“Consultant”) and Savings Bank of Maine, a federally chartered savings bank with a place of business in Gardiner, Maine (“SBM”).

Now, therefore, Consultant and SBM agree as follows:

1.	Engagement

SBM hereby engages Consultant, and Consultant accepts engagement, to provide to SBM the following services:

Legal advice relating to the business, regulatory compliance and investor relations of SBM and its holding company, SBM Financial, Inc., provided, however, Consultant will provide no advice on the law of Maine nor practice law in the State of Maine except as permitted by the Maine Bar Rules. It is expected that Consultant will become an employee of the Bank upon approval by the Office of Thrift Supervision (“OTS”).

The Consultant will work at the discretion of the Chairman and Chief Executive Officer of SBM who will designate his duties from time to time. Work will be performed under the same policy and procedure guidelines as SBM employees. Consultant agrees to allow SBM to do a background check including, calling references, previous employers, credit and criminal research, or such other research as may be to the benefit of SBM and/or required by rules or laws that govern SBM’s business activities.

2.	Place of Work

SBM shall provide Consultant adequate work space, telephone and computer access when Consultant is working at SBM’s offices.

3.	Time

Consultant’s daily schedule and hours worked under this Agreement will be determined by the Chairman and Chief Executive Officer of SBM, but it is anticipated that Consultant will work full time during the term of this Agreement. The Consultant will coordinate his schedule with the Chairman and Chief Executive Officer.

4.	Payment

SBM shall pay Consultant at a flat rate of $14,583.00 per month for each month worked (which is the equivalent of $175,000 per year which is his proposed salary as a prospective employee, subject to OTS approval). SBM shall reimburse the Consultant for automobile travel, lodging, meals and other reasonable out of pocket expenses incurred in the performance of his duties, all of which expenses shall be charged on an SBM credit card provided to Consultant and supported by appropriate documentation.

The Bank suggests that the Consultant opens a checking or savings account for direct deposit as it is the quickest and most effective method of payment.

5.	Termination

This Agreement may be terminated by SBM or Consultant at any time for any reason and neither party shall have any further liability to the other hereunder, except that SBM shall compensate Consultant for the pro-rated portion of his monthly fee for work performed prior to such termination.

6.	Independent Contractor

Consultant is and throughout the term of this Agreement shall be an independent contractor and not an employee, partner or agent of SBM. Consultant shall not be entitled to nor receive any benefit normally provided to SBM’s employees such as, but not limited to, vacation payment, retirement, severance, health care, etc. SBM shall not be responsible for withholding income or other taxes from the payments made to Consultant. The Consultant shall be solely responsible for filing all returns and paying any income, social security or other tax levied upon or determined with respect to the payments made to Consultant pursuant to this Agreement.

7.	Tool and Supplies

SBM shall provide computer equipment, software, paper, tools or supplies necessary or appropriate for the performance of Consultant’s services hereunder.

8.	Controlling Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Maine.

9.	Headings

The headings in this Agreement are inserted for convenience only and shall not be used to define, limit or describe the scope of this Agreement or any of the obligations herein.

10.	Final Agreement

This Agreement constitutes the final understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements between the parties, whether written or oral. This Agreement may be amended, supplemented or changed only by an agreement in writing signed by both of the parties.

11.	Notices

Any notice required to be given or otherwise given pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by certified mail, return receipt requested, sent by recognized overnight courier service or via electronic mail as follows:

If to Consultant:

Dennis W. Townley, Esq.

8 Shady Hill Square

Cambridge, MA 02138

If to SBM:

Savings Bank of Maine

Attention: Allison Pederson

P.O. Box 190

Gardiner, Maine 04345-0190

OR via Email at: apederson@savingsbankofmaine.com

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of June 1, 2010.

Consultant	Savings Bank of Maine

/s/ Dennis W. Townley	/s/ Allison Pederson
Dennis W. Townley	Allison Pederson
SVP, Human Resources

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